UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2023

RLI Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-09463	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 par value	RLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2023, RLI Corp. (the “Company) in the ordinary course of business replaced its previous credit agreement, which had expired on its terms, by entering into a credit agreement with PNC Bank, National Association, as Lender (the “Credit Agreement”). Capitalized terms not otherwise defined herein are defined in the Credit Agreement. The following description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1.

The Credit Agreement provides for an unsecured $100 million revolving credit facility, with a termination date of May 29, 2026. The Credit Agreement includes an “accordion” feature that allows the Company, under certain circumstances, to seek to increase the size of the credit facility by up to $30 million.

At the Company’s election, an advance may be made under the Credit Agreement either: (1) for a specific one, three, or six-month term (“SOFR Borrowing”), or (2) same day borrowing using an alternative base rate (“ABR Borrowing”).

SOFR Borrowing will bear interest at a rate per annum equal to the Adjusted Term SOFR rate for the applicable interest period (the sum of (a) the Term SOFR rate for such period, plus (b) the applicable margin, which ranges from 1.50% to 2.00%, depending on the Company’s Leverage Ratio).

ABR Borrowing will bear interest at a rate per annum equal to the Alternative Base Rate the highest of: (1) the rate of interest announced or otherwise established by the Lender as its prime commercial rate in effect on such day; (2) the rate determined by the Lender to be the average on such day by two or more Federal funds brokers of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus ½ of 1%; or (3) the Adjusted Term SOFR for such day, plus 1%; plus the applicable margin (which ranges from 0.50% to 1.00%, depending on the Company’s Leverage Ratio).

Commitment fees on the average daily unused portion of the Credit Agreement are payable at rates per annum ranging from 0.20% to 0.30%, depending on the Company’s Leverage Ratio. The Credit Agreement may be used for working capital and other general corporate purposes.

The Credit Agreement contains certain affirmative and negative covenants, including those relating to, among other things, dividends, mergers, asset sales, investments and acquisitions, liens, transactions with affiliates, and other matters customarily restricted in such agreements. In addition, the Credit Agreement requires that the Company maintain: (a) a Leverage Ratio of not more than 0.35 to 1.00, and (b) certain Consolidated Net Worth requirements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference hereunder.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of March 30, 2023, among RLI Corp. and PNC Bank, National Association.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.

Date: April 3, 2023	By:	/s/ Jeffrey D. Fick
Jeffrey D. Fick
Chief Legal Officer & Corporate Secretary